Exhibit 21

List of Subsidiaries

FiberMark DSI, Inc.

FiberMark Durable Specialties, Inc.

FiberMark Filter and Technical Products, Inc.

FiberMark (HONG KONG) Limited

FiberMark Office Products, LLC

FiberMark SARL

Thetapoenicis Beteiligungs GmbH

Zetaphoenicis Beteiligungs GmbH